Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations:	Corporate Communications:
		Susan Wright	Melissa Gracey
		Greenfield	305-817-8117
305-569-3449

BankUnited Announces Third-Quarter Earnings of $0.62 per share

Margin, Loan Balances and Deposits Increase,

Net Charge-Offs Remain Low

Third-Quarter 2007 Highlights:

•	Third-quarter net income of $23.2 million, or $0.62 per share

•	Total deposits of $7.0 billion, up 18.9% from June 30, 2006

•	Core deposits of $5.0 billion, up 18.1% from June 30, 2006

•	Fee income of $3.6 million, up 19.4% from June 30, 2006

•	Net-interest margin of 2.40%, up 22 basis points from the same quarter last year

•	Two new branches opened on Florida’s west coast

CORAL GABLES, Fla., July 26, 2007 – BankUnited Financial Corporation (NASDAQ: BKUNA), parent company of BankUnited FSB, today reported net income of $23.2 million for the quarter ended June 30, 2007, down 2.6% from $23.8 million for the quarter ended June 30, 2006. At $0.65 and $0.62 per share, respectively, basic and diluted earnings for the period ended June 30, 2007, were the same as for the quarter ended June 30, 2006.

Net income for the nine months ended June 30, 2007, was a record $75 million, up 25.6% from $59.7 million for the same period in fiscal 2006. Basic and diluted earnings per share for the nine-month period were $2.06 and $1.97, respectively, as compared to $1.77 and $1.66 for the same period in fiscal 2006.

“Although market conditions are challenging, we continue to produce strong results,” said Alfred R. Camner, BankUnited’s chairman and chief executive officer. “We remain focused on strengthening our Florida franchise, but we anticipate our growth this year will be at a substantially more moderate pace than in the recent past. Our company has expanded rapidly over the last several years with more than one-third of our branches less than two years old. Our intention for the next year is to allow the bank’s infrastructure and processes to absorb the expansion, while we focus on achieving balanced, profitable growth.

“As we announced on July 12, our net charge-offs of $1.1 million, corresponding to an annualized rate of just 0.04% of average loans, declined slightly from the previous quarter. We do not expect our loan losses in the coming months to be significantly higher than levels we experienced in comparable periods in the past, although we expect that non-performing assets will increase. These expectations are based, in part, on BankUnited’s avoidance of subprime lending, our employment of well-trained and experienced underwriters and appraisers, and the continual enhancement of our collections process. Further, unlike many in the industry, we have always underwritten our loans at the fully indexed rate and have not engaged in home equity piggyback lending. Our home equity lines, which as of June 30, 2007, comprised less than 3% of assets, are relationship driven primarily from our branches, and almost always have a combined loan-to-value (LTV) less than 90%.

“During the quarter, we raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units, which mandatorily convert to common equity in less than three years. Assuming a full conversion of the HiMEDS (mandatorily convertible) units, the company’s pro-forma tangible equity to tangible assets ratio at June 30, 2007, would equal 6.59%, compared to the current 5.32%.

“As a result of our strong capital position and low charge-offs, we have felt comfortable making purchases of our common stock in the open market. In the third quarter, we purchased nearly 1 million shares, and we anticipate purchasing 1 million or more shares during the fourth quarter. Because we believe our stock is attractive, we will be asking the board for additional authorization beyond the 2.55 million shares remaining under the current repurchase authorization.

“All areas of the bank, including commercial, corporate and retail, have contributed to this quarter’s earnings. We all understand that this is a difficult cycle, but our management team and employees are committed to achieving results.”

Ramiro Ortiz, BankUnited’s president and chief operating officer, added, “During the past few quarters, we have deliberately broadened our customer base and diversified our product offerings in our branches and wholesale channels while significantly shifting away from products that adjust monthly and are tied to the Monthly Treasury Average index (MTA). For example, close to 75% of June’s residential and consumer mortgage production was for products other than monthly adjustable loans. We expect this trend to continue.

“Our neighborhood-banking group continues to show improvement in internal cross-sell ratios, deposit growth, core-deposit growth and customer-retention metrics. During the quarter, we opened two additional branches and entered a new county in west Florida. Pipelines are strong in the small-business banking, commercial and commercial real estate areas, and loan balances are growing. We experienced a 19% increase in fee income year over year, partially driven by the strong growth in wealth management revenue. We are pleased with the consistent progress we have achieved this quarter.”

Net-Interest Margin

The net-interest margin improved to 2.40% this quarter, compared to 2.39% for the preceding quarter and 2.18% for the same quarter of fiscal 2006. Over the past twelve months, BankUnited’s margin continued to expand due to a variety of factors, including the upward repricing of residential mortgage loan programs tied to the (MTA) index, new mortgage loan products and programs related to loan retention. However, the level of benefit from the MTA repricing is diminishing as the index approaches the market rate.

Deposit Growth

Total deposits increased 18.9% to $7.0 billion at June 30, 2007, up from $5.9 billion at June 30, 2006. Core deposits increased to $5.0 billion at June 30, 2007, up 18.1% from June 30, 2006.

Non-CD deposits increased 15.6% to $2.4 billion at June 30, 2007, up from $2.1 billion at June 30, 2006. Non-interest-bearing deposits were $341 million at June 30, 2007, down 11.3% from June 30, 2006.

Loan Balances and Production

Total net loans at June 30, 2007, were $12.3 billion, compared to $10.5 billion as of June 30, 2006, an increase of 17.1%.

Residential mortgage loan originations, which exclude specialty consumer mortgage loans originated through branch offices, were $1.0 billion for the quarter, up 16.8% from the preceding quarter and down 35.3 % from the third quarter of fiscal 2006. The year-over-year decrease in originations reflects a continued tightening in credit as well as reduced overall demand in the national housing markets. Residential loan balances increased $459 million during the quarter to reach $9.8 billion at June 30, 2007, a 19.8% increase from $8.2 billion at June 30, 2006.

For the quarter ended June 30, 2007, the growth in negative amortization remained flat at $46.4 million, compared to $46.0 million for the quarter ended March 31, 2007. At June 30, 2007, the $7.4 billion in Option ARM balances had negative amortization of $222 million, or 3%, compared to negative amortization of $57 million, or 1%, at June 30, 2006.

Commercial and commercial real estate loan balances were $1.2 billion at June 30, 2007, compared to $1.1 billion at June 30, 2006.

Consumer loan originations, which include specialty consumer mortgage loans originated through branch offices, were $0.1 billion for the quarter, compared to $0.1 billion for the same fiscal quarter of 2006. Consumer loan balances, which include specialty consumer mortgage loans originated through branch offices, were $1.1 billion at June 30, 2007, compared to $1.0 billion as of June 30, 2006, a 5.5% increase.

Asset Quality

Net charge-offs remained low at $1.1 million, or an annualized rate of 0.04% of average loans. Non-performing assets as a percentage of total assets increased to 0.86% for the quarter ended June 30, 2007, from 0.53% for the previous quarter, and from 0.11% for the quarter ended June 30, 2006.

Based on recent appraisals, the current weighted average loan-to-value of the loans in foreclosure is 79%.

For the quarter ended June 30, 2007, the provision for loan losses totaled $4.4 million, compared to $1.2 million for the quarter ended June 30, 2006. In association with the increase in non-performing assets, BankUnited increased the provision for loan losses over the last year and anticipates that this trend will continue in future quarters. BankUnited increased its allowance for loan loss as a percentage of total loans to 0.36% as of June 30, 2007, compared to 0.35% as of March 31, 2007, and 0.31% as of June 30, 2006.

Non-Interest Income

Total non-interest income was $8.3 million for the quarter ended June 30, 2007, down 20.5% from the quarter ended June 30, 2006, due primarily to lower gain-on-sale margins.

However, fee income for the third quarter of fiscal 2007 was $3.6 million, up 19.4% from the same quarter of fiscal 2006. Fee income includes loan fees, deposit fees and other fees (excluding loan servicing fees).

Through the expansion of wealth management products and services, related revenue was $1.7 million of total revenue for the quarter, an 89% increase from $0.9 million for the same quarter of fiscal 2006.

Although there were gains available at times on Option ARM whole loan sales, the company deemed these gain-on-sale margins as insufficient and elected to hold loans in the third quarter. The gain-on-sale of loans was $470,000 for the third-fiscal quarter, compared to $5.0 million for the quarter ended June 30, 2006. The third-fiscal quarter gain resulted from the sale of conforming loans and traditional ARM loans.

BankUnited’s portfolio of residential loans serviced for others was $1.5 billion at June 30, 2007, compared to $1.6 billion at June 30, 2006. Servicing fees, net of amortization, were $824,000 for the third quarter of fiscal 2007, compared to $983,000 for the third quarter of fiscal 2006.

Expenses and Efficiency Ratio

Non-interest expense was $50.5 million for the quarter, compared to $51.3 million for the previous quarter. After excluding $1.2 million for expenses related to the redemption of trust-preferred securities in the second quarter, non-interest expenses increased only $300,000, or less than 1%, during the third quarter as the company benefited from the expense controls implemented over the last few quarters.

Comparing the third quarter of fiscal 2007 to the third quarter of fiscal 2006, non-interest expense increased 25.6% to $50.5 million from $40.2 million.

The efficiency ratio for the quarter was 55.9%, up from 52.0% for the same quarter of fiscal 2006.

Capital, Capital Ratios and Book Value

Book value per common share was $22.40 as of June 30, 2007, up from $19.27 at June 30, 2006.

During the third-fiscal quarter of 2007, the company raised $184 million through the sale of 3,680,000 6.75% HiMEDS equity units, which mandatorily convert to common equity in May 2010 at a maximum price of $32.76. The pro-forma book value of the company’s common stock at June 30, 2007, assuming a full conversion of the HiMEDS units at the maximum price, equals $23.81, which represents an increase of $1.41 per share over the reported book value of $22.40. The pro-forma number is a non-GAAP financial measure as defined by SEC Regulation G, and the company believes it is useful to investors in evaluating the company’s capital position. The company does not intend for pro-forma numbers to be considered in isolation or as a substitute for any GAAP measure.

BankUnited’s board of directors declared its tenth consecutive cash dividend of one-half cent ($0.005) per share of its Class A Common Stock, payable on June 29, 2007, to stockholders of record as of June 15, 2007. BankUnited anticipates that it will continue to declare and pay such dividends on a quarterly basis, subject to termination at any time and at the sole discretion of the board.

BankUnited FSB continues to maintain its strong capital position in excess of regulatory requirements. Core and risk-based capital ratios were 7.5% and 14.7%, respectively, at June 30, 2007.

On April 16, 2007, the board authorized an 800,000 share increase in its stock purchase program, making the total number of shares eligible for repurchase 3.5 million. During the quarter, BankUnited repurchased 936,600 shares of Class A Common Stock at an average price of $21.90 per share. As of June 30, 2007, 2,554,418 shares remained available for repurchase under the program.

The company anticipates that it will repurchase up to 1 million shares or more per quarter. The board of directors will consider increasing the number of shares authorized for repurchase under this program in the coming months.

About BankUnited

BankUnited Financial Corp. is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. At June 30, 2007, BankUnited had assets of $14.5 billion.

Serving customers through 83 branches in 13 coastal counties, including Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Charlotte, Manatee, Hillsborough, Sarasota, Lee, Indian River and Pinellas, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through http://www.bankunited.com. For additional information, call (877) 779-2265.

A conference call to discuss the earnings for the quarter will be held at 2 p.m. EDT on Thursday, July 26, 2007, with Chairman and Chief Executive Officer Alfred R. Camner, President and Chief Operating Officer Ramiro Ortiz, Chief Financial Officer Bert Lopez and Senior Executive Vice President of Corporate Finance James Foster.

The call may be accessed via a live Internet Webcast at www.bankunited.com or through a dial-in telephone number at (888) 300-2666 (domestic) or (706) 902-0105 (international). The call leader is Alfred R. Camner. The name of the call is BankUnited, and the access code for the call is 7318576. A replay of the call will be available from 5:30 p.m. EDT on July 26 through 11:59 p.m. EDT on Aug. 2 by calling toll-free (800) 642-1687 (domestic) or (706) 645-9291 (international). The pass code for the replay is 7318576.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “would,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions, either nationally or regionally; fiscal or monetary policies; significant weather events such as hurricanes; changes or fluctuations in the interest rate environment; a deterioration in credit quality and/or a reduced demand for credit; reduced deposit flows and loan demand; real estate values; competition from other financial service companies in our markets; legislative or regulatory changes, including, among others, changes in accounting standards, guidelines and policies; the issuance or redemption of additional company debt or equity; the concentration of operations in Florida, if Florida business or economic conditions decline; reliance on other companies for products and services; the impact of war and the threat and impact of terrorism; volatility in the market price of the company’s common stock; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, price, products and delivery of services.

BankUnited Financial Corporation

Quarter Ended June 30, 2007 Earnings Release

	For the Three Months Ended			For the Nine Months Ended
	Jun 30,	Mar 31,	Jun 30,	Jun 30,
	2007	2007	2006	2007	2006
Operations Data:
Interest income:
Interest and fees on loans	$220,886	$216,240	$168,144	$648,941	$430,632
Interest on mortgage-backed securities	12,071	13,337	15,119	39,178	48,042
Interest and dividends on investments and other interest-earning assets	7,114	7,465	7,082	22,822	19,590

Total interest income	240,071	237,042	190,345	710,941	498,264
Interest expense:
Interest on deposits	77,405	74,341	54,246	219,464	138,150
Interest on borrowings	75,613	74,539	65,308	232,423	170,682
Interest on trust preferred securities and subordinated debentures	5,074	5,822	3,996	15,939	11,571

Total interest expense	158,092	154,702	123,550	467,826	320,403

Net interest income	81,979	82,340	66,795	243,115	177,861

Provision for loan losses	4,400	4,000	1,200	12,400	5,800

Net interest income after provision for loan losses	77,579	78,340	65,595	230,715	172,061

Other income:
Loan servicing fees, net of amortization	824	971	983	2,884	2,414
Impairment of mortgage servicing rights	—	(133)	(540)	(965)	(870)
Loan fees	1,387	1,265	838	3,726	2,501
Deposit fees	1,447	1,510	1,375	4,431	4,030
Other fees	759	697	795	2,127	2,142
Gain on sales of loans, securities, and other assets (1)	505	2,908	4,973	9,051	8,735
Insurance and investment income	1,687	1,320	921	3,959	3,128
Loss on swaps	—	(121)	(551)	(318)	(1,465)
Other income	1,731	1,736	1,700	5,186	4,964

Total other income	8,340	10,153	10,494	30,081	25,579

Other expense:
Employee compensation	26,283	26,551	20,511	77,121	55,083
Occupancy and equipment	9,735	9,551	8,012	27,842	22,310
Professional fees	1,984	1,842	1,733	5,443	4,646
Telecommunications and data processing	3,248	2,933	2,707	9,011	7,168
Advertising and promotion expense	2,317	2,243	2,019	6,335	5,081
Other operating expenses	6,929	8,206	5,213	21,117	13,712

Total other expense	50,496	51,326	40,195	146,869	108,000

Income before income taxes	35,423	37,167	35,894	113,927	89,640

Provision for income taxes	12,214	12,763	12,069	38,946	29,953

Net income	$23,209	$24,404	$23,825	$74,981	$59,687

Earning Per Share Data:
Net income	$23,209	$24,404	$23,825	$74,981	$59,687
Preferred stock dividends	133	133	118	401	355

Net income available to common stockholders	$23,076	$24,271	$23,707	$74,580	$59,332

Basic earnings per common share:	$0.65	$0.67	$0.65	$2.06	$1.77

Weighted average common shares outstanding	35,779	36,252	36,212	36,141	33,596

Diluted earnings per common share:	$0.62	$0.64	$0.62	$1.97	$1.66

Weighted average diluted common shares outstanding	37,671	38,351	38,629	38,137	35,879

(1)	Consists of the following:

	For the Three Months Ended			For the Nine Months Ended
	Jun 30,	Mar 31,	Jun 30,	Jun 30,
	2007	2007	2006	2007	2006
Loss on sales of investments and mortgage-backed securities	$—	$(566)	$—	$(524)	$—
Gain on sales of loans and other assets	$505	$3,474	$4,973	$9,575	$8,735

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BankUnited Financial Corporation

Quarter Ended June 30, 2007 Earnings Release

	As of
	Jun 30, 2007	Mar 31, 2007	Jun 30, 2006

	(In thousands)
Selected Balance Sheet Data:
Asset Data:
Total assets	$14,488,873	$13,943,375	$12,877,044
Cash and cash equivalents	$283,176	$247,854	$111,188
Investment securities	$185,718	$202,517	$294,652
Mortgage-backed securities	$977,571	$1,053,924	$1,301,836
Loans:
Residential loans (1)	$9,810,752	$9,352,166	$8,188,069
Specialty consumer mortgages	682,193	676,047	692,069
Commercial Loans	188,773	191,376	188,971
Multi-family	117,219	80,668	85,180
Commercial Real Estate Loans	470,280	441,266	386,952
Construction	137,776	152,559	153,120
Land	308,958	321,670	325,785
Consumer loans (2)	17,402	17,624	17,732
Home equity loans and lines of credit	403,722	397,788	336,080
Unearned discounts, premiums and loan fees	227,163	212,756	177,236
Allowance for loan losses	(45,089)	(41,827)	(32,349)

Loans receivable, net (excluding loans held for sale)	$12,319,149	$11,802,093	$10,518,845

Loans held for sale	$89,880	$29,309	$109,967
FHLB Stock	$282,885	$270,735	$240,042

Liability Data:
Total liabilities	$13,682,934	$13,138,451	$12,163,650
Deposits:
Non-interest bearing deposits	$341,449	$368,286	$384,812
Interest bearing checking and money market deposits	545,190	543,283	378,707
Savings	1,546,320	1,460,589	1,340,311
Certificates of deposit $100,000 and less	2,557,461	2,522,617	2,120,092

Total core deposits (3)	4,990,420	4,894,775	4,223,922
Certificates of deposit over $100,000	1,972,607	1,949,360	1,631,118

Total deposits	$6,963,027	$6,844,135	$5,855,040

Other borrowings (4)	$6,013,730	$5,774,932	$5,845,412
Hi-Med Units senior notes	$184,000	$—	$—
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$229,529	$250,148	$195,874

Equity Data:
Total stockholders’ equity	$805,939	$804,924	$713,394
Preferred equity	$8,057	$7,890	$7,268

AVERAGE BALANCE SHEET DATA (Three months ended)

Assets	$14,013,522	$13,914,509	$12,539,956
Cash and cash equivalents	$90,691	$95,303	$83,278
Investment securities	$188,459	$245,654	$290,337
Mortgage-backed securities	$1,022,120	$1,106,623	$1,357,336
Loans:
Residential loans (1)	$9,561,193	$9,201,116	$7,814,091
Specialty consumer mortgages	676,815	676,140	686,618
Commercial Loans	194,229	188,622	203,597
Multi-family	100,559	86,093	92,521
Commercial Real Estate Loans	453,410	437,245	393,637
Construction	137,895	152,659	140,877
Land	316,022	324,203	348,127
Consumer loans (2)	18,184	19,054	19,131
Home equity loans and lines of credit	398,382	387,779	321,797

Unearned discounts, premiums and loan fees	220,763	214,058	187,215
Allowance for loan losses	(43,020)	(39,306)	(30,956)

Loans receivable, net (excluding loans held for sale)	$12,034,432	$11,647,663	$10,176,655

Loans held for sale	$73,880	$218,253	$113,281
FHLB Stock	$270,201	$274,476	$226,778
Interest-earning assets	$13,623,193	$13,525,427	$12,189,501

Total liabilities	$13,202,232	$13,116,644	$11,832,751
Deposits:
Non-interest bearing deposits	$354,690	$360,773	$381,425
Interest bearing checking and money market deposits	$537,571	$500,592	$391,956
Savings	1,488,599	1,420,039	1,317,987
Certificates of deposit	4,387,516	4,349,957	3,584,949

Total interest bearing deposits	$6,413,686	$6,270,588	$5,294,892

Other borrowings (4)	$5,748,238	$5,948,716	$5,690,041
Hi Med Units senior notes	$128,088	$—	$—
Convertible senior notes	$120,000	$120,000	$120,000
Trust preferred securities and subordinated debentures	$247,202	$251,529	$195,924
Interest-bearing liabilities	$12,657,215	$12,590,833	$11,300,858

Total stockholders’ equity	$811,290	$797,866	$707,206

(1)	Excludes specialty consumer mortgages which are reported separately under the caption Specialty Consumer Mortgages
(2)	Excludes consumer mortgage products which are reported separately under the caption Specialty Consumer Mortgages
(3)	Core deposits have been redefined to include certificates of deposits $100,000 and less in addition to checking, savings and money market accounts.
(4)	Includes FHLB advances, repurchase agreements, and federal funds purchased.

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BankUnited Financial Corporation

Quarter Ended June 30, 2007 Earnings Release

	For the Three Months Ended
	Jun 30 2007	Mar 31 2007	Jun 30 2006
Selected Data:

Quarterly Performance Data:
Return on average tangible common equity	11.91%	12.75%	14.12%
Return on average assets	0.66%	0.70%	0.76%
Yield on interest-earning assets	7.05%	7.03%	6.25%
Cost of interest-bearing liabilities	5.01%	4.98%	4.38%
Net interest yield on earning assets (margin)	2.40%	2.39%	2.18%
Net interest spread	2.04%	2.05%	1.87%
Efficiency Ratio	55.91%	55.49%	52.01%

	For the Nine Months Ended
	Jun 30, 2007	Jun 30, 2006
Year to Date Performance Data:
Return on average tangible common equity	13.12%	13.48%
Return on average assets	0.72%	0.68%
Yield on interest-earning assets	6.99%	5.85%
Cost of interest-bearing liabilities	4.96%	4.05%
Net interest yield on earning assets (margin)	2.38%	2.08%
Net interest spread	2.03%	1.80%
Efficiency Ratio	53.76%	53.09%

	As of
	Jun 30 2007	Mar 31 2007	Jun 30 2006
	(dollars and shares in thousands, except per share amounts)
Equity Data:
Book value per common share	$22.40	$21.84	$19.27
Book value per common share assuming full conversion of HiMed Units	$23.81	$—	$—
Tangible book value per common share	$21.60	$21.06	$18.50
Closing price of Class A Common Stock	$20.07	$21.21	$30.52
Common shares outstanding	35,626	36,502	36,641
Average equity to average assets (3 mos.)	5.79%	5.73%	5.64%

Capital Ratios:
Tangible capital ratio (1)	7.5%	7.6%	7.1%
Tier 1 core capital ratio (1)	7.5%	7.6%	7.1%
Total risk-based capital ratio (1)	14.7%	14.9%	14.0%

Non-Performing Assets:
Non-accrual loans	$116,643	$70,474	$13,230
Loans 90 day past due and still accruing	455	471	51

Total non-performing loans	117,098	70,945	13,281
Real estate owned	7,397	3,138	666

Total non-performing assets	$124,495	$74,083	$13,947

Allowance for loan losses	$45,089	$41,827	$32,349

Non-performing assets to total assets	0.86%	0.53%	0.11%
Non-performing loans to total loans	0.95%	0.60%	0.12%
Allowance for loan losses as a percentage of total loans	0.36%	0.35%	0.31%
Allowance for loan losses as a percentage of non-performing loans	38.51%	58.96%	243.57%
Net charge-offs(recoveries) for the three months ended	$1,138	$1,365	$(574)
Net annualized year-to-date charge-offs (recoveries) as a percentage of average total loans	0.042%	0.044%	(0.011)%

(1)	Capital ratios are for BankUnited FSB only.

Residential Loan Portfolio (a)

As of June 30, 2007

ATTRIBUTE	FULL DOC EMPLOYMENT VERIFIED (b)	STATED INCOME / VERIFIED ASSETS EMPLOYMENT VERIFIED (b)	REDUCED DOC EMPLOYMENT VERIFIED (b)	NO DOC	Totals
Total Portfolio	1,785,100	4,121,640	2,961,158	867,384	9,735,282

Percent of Portfolio	18%	42%	30%	9%	100%

Wt Avg. FICO	703	708	707	719	708

Percent with Mortgage Insurance	11%	19%	26%	9%	19%

Wt Avg LTV (After insurance adj.)	75%	75%	68%	73%	73%

(a)	Total Residential Portfolio balance excludes unearned discounts, premiums, loan fees and other.
(b)	A reasonable test is applied to the stated income.